News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reports Fourth-Quarter
and Full-Year 2007 Financial Results
Fourth-Quarter Results Meet Expectations;
Announces Agreement to Acquire Pacific Pride
SOUTH PORTLAND, MAINE – February 6, 2008 — Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the fourth quarter and year ended December 31, 2007.
Total revenue for the fourth quarter of 2007 increased 28% to $90.7 million from $70.8 million for the fourth quarter of 2006. Net income to common shareholders on a GAAP basis for the fourth quarter of 2007 was $4.6 million, or $0.11 per diluted share, compared with $19.0 million, or $0.46 per diluted share, for the comparable quarter last year. On a non-GAAP basis, the Company’s adjusted net income for the fourth quarter of 2007 was $19.7 million, or $0.49 per diluted share, compared with $13.4 million, or $0.33 per diluted share, for the year-earlier period.
Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the fourth quarter of 2007, the Company’s GAAP financial results include an unrealized $22.8 million pre-tax, non-cash, mark-to-market loss on these instruments. For the fourth quarter of 2006, the Company reported an unrealized pre-tax, non-cash, mark-to-market gain of $10.0 million.
For the year ended December 31, 2007, net income on a GAAP basis was $51.6 million, or $1.27 per diluted share, compared with $74.6 million, or $1.81 per diluted share, for full-year 2006. On a non-GAAP basis, adjusted net income increased 36% to $76.0 million for full-year 2007 from $55.8 million a year earlier.
Exhibit 1 reconciles adjusted net income for the three- and 12-month periods ended December 31, 2007 and December 31, 2006, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP.
Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company’s financing debt and discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.

Fourth-Quarter 2007 Performance Metrics
•	Average number of vehicles serviced increased 2% from the fourth quarter of 2006 to approximately 4.5 million.

•	Total fuel transactions processed increased 7% from the fourth quarter of 2006 to 63.1 million. Payment processing transactions increased 18% to 53.4 million, and transaction processing transactions decreased 31% to 9.7 million.

•	Average expenditure per payment processing transaction increased 29% to $62.69 from $48.69 for the same period last year.

•	Average retail fuel price increased 29% to $3.06 per gallon, from $2.37 per gallon for the fourth quarter a year ago.

•	Total MasterCard purchase volume grew 45% to $484.3 million, from $332.9 million for the comparable period in 2006.

•	Wright Express repurchased approximately 168,000 shares of its common stock at a cost of approximately $6.1 million during the fourth quarter of 2007.
To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended December 31, 2007. This table is presented as Exhibit 2.
Management Comments on the Fourth Quarter
“This was a good quarter for Wright Express and the business is performing well as 2008 begins,” said Michael Dubyak, president and chief executive officer.  “Our adjusted net income for the fourth quarter was on the high side of our guidance.  In a soft economy we were able to grow total transactions 7% from the fourth quarter of 2006 and 4% for the full year.  We also performed well in terms of customer credit quality.  Consistent with our forecast, the fleet credit loss rate came in flat with the fourth quarter of 2006 and at the mid-point of our historical range for full-year 2007.  Our cash flow remains strong and we continued executing on our share repurchase program in the fourth quarter.”
“The new private label relationship we established with Citi in the fourth quarter was a significant milestone for Wright Express, and the integration and product development with Citi are moving forward,” Dubyak said.  “Among our other fleet growth initiatives, the pending acquisition of certain assets of Pacific Pride Services, Inc., announced this morning, is the next step in our strategy to increase our presence in the distributor channel.  We expect that offering Pacific Pride’s comprehensive value proposition will strengthen our relationships with distributors and the small fleets they serve, accelerating our strategic initiatives in these key markets.  In addition, the more than 330 independent fuel distributors in Pacific Pride’s franchise network represent a cross-selling opportunity for our new TelaPoint inventory management product.”
“Our MasterCard business remains very strong, driven by continued demand for our purchasing and single-use account products,” said Dubyak.  “MasterCard is a model for future organic growth opportunities in our business.  We are applying the customer information capabilities we have developed in MasterCard to different kinds of purchasing activity in verticals that are adjacent to the fleet market.  For example, we recently signed our first major partnership focused on the construction vertical:  a branded program for Bobcat, the construction equipment company.”
“Our performance in the fourth quarter and the full year 2007 demonstrates that Wright Express has a strong, resilient business model and a great reputation for delivering value to our customers,” Dubyak said.  “In a soft economy, we have capitalized on these assets and supplemented growth in our fleet business with solid contributions from MasterCard and other new ventures like TelaPoint.  We will continue to work toward our goals of capturing a larger share of total fleet and corporate spend, diversifying our sources of revenue, and pursuing opportunities for alliances, mergers or acquisitions that can accelerate our growth.”
Financial Guidance
Wright Express Corporation is issuing financial guidance for the first quarter and full year 2008. The Company’s guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments as well as approximately $700,000 in amortization of purchased intangibles for the first quarter and $2.7 million for the full year. The fuel prices referenced below are based on the applicable NYMEX futures price:
•	For the first quarter of 2008, revenue in the range of $87 million to $92 million. This is based on an assumed average retail fuel price of $3.13 per gallon.

•	First-quarter 2008 adjusted net income excluding unrealized gain or loss on derivative instruments as well as the amortization of purchased intangibles in the range of $17 million to $18 million, or $0.42 to $0.45 per diluted share, based on approximately 41 million shares outstanding.

•	For the full year 2008, revenue in the range of $383 million to $393 million. This is based on an assumed average retail fuel price of $3.06 per gallon.

•	For the full year 2008, adjusted net income excluding unrealized gain or loss on derivative instruments as well as the amortization of purchased intangibles in the range of $86 million to $90 million, or $2.11 to $2.21 per diluted share, based on approximately 41 million shares outstanding.
Conference Call Details
In conjunction with this announcement, Wright Express will host a conference call today, February 6, at 10:00 a.m. (ET). The conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, www.wrightexpress.com. The live conference call also can be accessed by dialing (877) 440-5803 or (719) 325-4884. A replay of the webcast will be available on the Company’s website for approximately three months.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 300,000 commercial and government fleets containing 4.5 million vehicles. The Company markets its payment processing services directly and is an outsourcing provider for more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 675 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit wrightexpress.com.
This press release contains forward-looking statements, including statements regarding:  the integration and product development with Citi; our strategy to increase our presence in the distributor channel and expectations for Pacific Pride Services, Inc.’s impact on our distributor and small fleet programs; intention to capture a larger share of total fleet and corporate spend; the ability of our derivatives strategy to enhance earnings stability and visibility; expectations for the share repurchase program and expectations and guidance for first-quarter and full-year 2008 results. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: consummation of the transaction to acquire Pacific Pride Services, Inc.; achievement of the expected benefits of the acquisition of Pacific Pride Services, Inc.; volatility in fuel prices; first-quarter and full-year 2008 fueling patterns; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on February 28, 2007, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues
Payment processing revenue	$69,339	$50,736	$257,493	$214,641
Transaction processing revenue	3,641	4,274	14,452	17,528
Account servicing revenue	7,344	6,060	26,767	23,999
Finance fees	7,523	5,713	26,885	22,351
Other	2,834	3,973	10,531	12,728

Total revenues	90,681	70,756	336,128	291,247

Expenses
Salary and other personnel	16,964	15,230	65,014	60,016
Service fees	4,199	4,795	14,987	14,525
Provision for credit losses	7,963	5,477	20,569	16,695
Technology leasing and support	2,121	1,950	8,738	7,823
Occupancy and equipment	1,512	1,315	6,091	6,157
Depreciation and amortization	4,456	3,048	15,018	10,988
Operating interest expense	9,061	5,855	34,086	23,415
Other	4,865	4,535	19,533	16,525

Total operating expenses	51,141	42,205	184,036	156,144

Operating income	39,540	28,551	152,092	135,103

Financing interest expense	(3,367)	(3,461)	(12,677)	(14,447)
Loss on extinguishment of debt			(1,572)
Decrease in amount due to Avis under tax receivable agreement			78,904
Net realized and unrealized (losses) gains on derivative instruments	(28,580)	5,669	(53,610)	(4,180)

Income before income taxes	7,593	30,759	163,137	116,476
Provision for income taxes	2,970	11,800	111,560	41,867

Net income	$4,623	$18,959	$51,577	$74,609

Earnings per share :
Basic	$0.12	$0.47	$1.29	$1.85
Diluted	$0.11	$0.46	$1.27	$1.81

Weighted average common shares outstanding:
Basic	39,808	40,441	40,042	40,373
Diluted	40,425	41,604	40,751	41,553

WRIGHT EXPRESS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	December 31,
	2007	2006

Assets
Cash and cash equivalents	$43,019	$35,060
Accounts receivable (less reserve for credit losses of $9,466 in 2007 and $9,749 in 2006)	1,070,273	802,165
Income tax refunds receivable, net	3,320	—
Available-for-sale securities	9,494	8,023
Property, equipment and capitalized software, net	45,537	39,970
Deferred income taxes, net	283,092	377,276
Other intangible assets, net	20,932	2,421
Goodwill	294,365	272,861
Other assets	15,044	13,239

Total assets	$1,785,076	$1,551,015

Liabilities and Stockholders’ Equity
Accounts payable	$363,189	$297,102
Accrued expenses	35,310	26,065
Income taxes payable	—	813
Deposits	599,089	394,699
Borrowed federal funds	8,175	65,396
Revolving line-of-credit facility	199,400	20,000
Term loan, net	—	129,760
Derivative instruments, at fair value	41,598	4,524
Other liabilities	4,544	1,170
Amounts due to Avis under tax receivable agreement	319,512	418,359
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock; 0.1 shares authorized, issued and outstanding	10,000	10,000

Total liabilities	1,580,817	1,367,888

Commitments and contingencies

Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized 40,798 in 2007 and 40,430 in 2006 shares issued and outstanding	408	404
Additional paid-in capital	98,174	89,325
Retained earnings	144,839	93,262
Other comprehensive income, net of tax:
Net unrealized (loss) gain on interest rate swaps	(1,417)	234
Net unrealized loss on available-for-sale securities	(49)	(98)
Net foreign currency translation adjustment	15	—

Accumulated other comprehensive income	(1,451)	136

Less treasury stock at cost, 1,173 shares in 2007 and no shares in 2006	(37,711)	—

Total stockholders’ equity	204,259	183,127

Total liabilities and stockholders’ equity	$1,785,076	$1,551,015

WRIGHT EXPRESS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year ended December 31,
	2007	2006

Cash flows from operating activities
Net income	$51,577	$74,609
Adjustments to reconcile net income to net cash provided by (used for) operating activities:

Net unrealized loss (gain) on derivative instruments	37,074	(32,186)
Stock-based compensation	4,508	4,272
Depreciation and amortization	15,719	12,081
Loss on extinguishment of debt	1,572	—
Gain on sale of investment	—	(2,188)
Deferred taxes	95,117	34,409
Provision for credit losses	20,569	16,695
Loss (gain) on disposal and impairment of property and equipment	—	59
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(286,236)	(79,944)
Income taxes	(4,147)	4,113
Other assets	(2,163)	(4,214)
Accounts payable	66,048	42,721
Accrued expenses	6,756	3,868
Other liabilities	364	839
Amounts due to Avis under tax receivable agreement	(98,847)	(14,685)

Net cash provided by (used for) operating activities	(92,089)	60,449

Cash flows from investing activities
Purchases of property and equipment	(16,624)	(12,474)
Proceeds from sale of investment	—	2,188
Purchases of available-for-sale securities	(2,518)	(2,154)
Maturities of available-for-sale securities	1,123	14,982
Purchases of fleet card receivables	(1,922)	(86,784)
Acquisition, net of cash acquired	(40,806)	—

Net cash used for investing activities	(60,747)	(84,242)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	3,023	1,047
Payments in lieu of issuing shares of common stock	(2,188)	(734)
Proceeds from stock option exercises	3,459	2,229
Net increase in deposits	204,390	56,448
Net (decrease) increase in borrowed federal funds	(57,221)	26,369
Net borrowings on 2007 revolving line of credit facility	199,400	—
Loan origination fees paid for 2007 revolving line of credit facility	(998)	—
Net (repayments) borrowings on 2005 revolving line-of-credit facility	(20,000)	(33,000)
Repayments on term loan	(131,000)	(38,500)
Repayment of acquired debt	(374)	—
Purchase of shares of treasury stock	(37,711)	—

Net cash provided by financing activities	160,780	13,859

Effect of exchange rates on cash and cash equivalents	15	—

Net change in cash and cash equivalents	7,959	(9,934)
Cash and cash equivalents, beginning of period	35,060	44,994

Cash and cash equivalents, end of period	$43,019	$35,060

Exhibit 1
Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
Fourth Quarter and Full Year 2007 and 2006
(in thousands)
(unaudited)

	Three months	Three months	Year ended	Year ended
	ended	ended	December 31,	December 31,
	December 31,	December 31,	2007	2006
	2007	2006
Adjusted net income[1]	$19,673	$13,441	$76,010	$55,788

Non-cash, mark-to-market adjustments on derivative instruments	(22,823)	10,010	(37,074)	32,186
Amortization of purchased intangibles	(681)	--	(1,089)	--
Tax impact of mark-to-market adjustments and amortization of purchased intangibles	8,454	(4,492)	13,730	(13,365)

GAAP net income	$4,623	$18,959	51,577	$74,609

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments and excludes the amortization of purchased intangibles. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:
•	Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;

•	The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and

•	The amortization of purchased intangibles does not affect the operations of the business.
For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

[1]	The number of diluted shares for adjusted net income is approximately 40.9 million

Exhibit 2
Wright Express Corporation
Selected Non Financial Metrics

	Q4 2007	Q3 2007	Q2 2007	Q1 2007	Q4 2006
Fleet Payment Processing Revenue:
Payment processing transactions (000’s)	53,379	53,595	53,181	50,559	45,075
Gallons per payment processing transaction	20.5	20.6	20.3	20.3	20.6
Payment processing gallons of fuel (000’s)	1,093,510	1,103,268	1,082,132	1,024,847	926,605
Average fuel price	$3.06	2.88	2.95	2.43	2.37
Payment processing $ of fuel (000’s)	$3,346,443	3,172,482	3,196,224	2,493,781	2,194,543
Net payment processing rate	1.91%	1.93%	1.93%	1.99%	2.13%
Fleet payment processing revenue (000’s)	$64,015	61,230	61,777	49,607	46,647

MasterCard Payment Processing Revenue:
MasterCard purchase volume (000’s)	$484,343	510,585	464,425	385,153	332,934
Net interchange rate	1.10%	1.13%	1.12%	1.19%	1.23%
MasterCard payment processing revenue (000’s)	$5,323	5,757	5,197	4,587	4,089
Definitions:
Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.
Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.
Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.
Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.
MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard branded product.
Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.